C ONTACT:	Investor Relations
Suzanne Rosenberg
Vice President, Corporate Communications
201-267-8000

Financial Dynamics
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER RESULTS

Paramus, NJ – May 29, 2008 -- Movado Group, Inc. (NYSE: MOV), today announced first quarter results for the period ended April 30, 2008.

First Quarter Fiscal 2009
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Net sales in the first quarter of fiscal 2009 were $101.4 million. Fiscal 2008 first quarter net sales of $101.4 million included $2.7 million of sales of excess discontinued product. Excluding the sales of discontinued product, net sales increased 2.7% from last year.

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On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, and excluding the previously mentioned discontinued product sales recorded in fiscal 2008, net sales decreased 2.6%.

•

Gross profit was $65.0 million, or 64.2% of sales, compared to $61.7 million, or 60.8% of sales last year. Excluding excess discontinued product sales, adjusted gross profit in the first quarter of fiscal 2008 was $62.0 million, or 62.9% of sales.

•	Operating expenses were $63.4 million versus $58.9 million last year. On a constant-exchange-rate basis, operating expenses were $61.2 million.
•	Operating profit was $1.6 million this year compared to $2.8 million in the year-ago period.
•

Income tax expense of $0.6 million reflects a 30.4% tax rate in the first quarter compared to income tax expense of $0.6 million, or a 20.6% tax rate, recorded last year. Income tax expense this year included a charge of $0.2 million versus a net benefit of $0.2 million included in last year’s income tax expense resulting from adjustments recorded in the respective quarters.

•	Net income was $1.2 million, or $0.05 per fully diluted share, versus $2.4 million, or $0.09 per fully diluted share last year.

Efraim Grinberg, President and Chief Executive Officer, stated, “In our seasonally smallest quarter, the strength of our international business – which generates approximately half of our wholesale watch revenue – offset the continued effects of a challenging retail and economic environment in the United States.  New product introductions remain an important driver to our business, particularly in the current U.S. consumer spending environment, and we continue to support each of our brands with compelling advertising campaigns.”

Mr. Grinberg continued, “We continue to take a long-term view of our business and as such, our team is steadily executing our comprehensive Movado brand strategy announced earlier this year. To date, we’ve made significant headway in the targeted reduction of wholesale doors. There are significant opportunities to embrace the power of Movado across all channels of distribution and to continue to build on the aspirational nature of the brand.”

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “Our balance sheet remains strong and we are well positioned to support our brands and businesses around the world. During the first quarter, we continued to be mindful of the current economic environment and took appropriate actions to limit our credit exposure. We are also cognizant of our expense infrastructure and expect to appropriately manage costs during these uncertain times.”

Share Repurchase Program

During the first quarter of fiscal 2009, the Company initiated a share repurchase program to buyback up to one million shares of the Company’s common stock. As of April 30, 2008, the Company had repurchased 238,115 shares of its common stock at an average cost of $20.26 per share. As of May 27, 2008, the Company had repurchased 489,331 shares of its common stock at an average cost of $20.92 per share.

Fiscal 2009 Guidance

Movado Group continues to project fiscal 2009 net sales to range between $555 million to $565 million. The Company maintains its diluted earnings per share guidance of approximately $1.65 to $1.72, based on a projected tax rate of 24%. The Company’s guidance continues to reflect a cautious outlook on the U.S. economic environment and favorable foreign exchange rates. This guidance also continues to include an approximate $0.20 per fully diluted share negative impact related to expected wholesale door closings, certain expenses related to the Company’s ERP implementation, and severance costs to be paid as part of the Company’s previously announced Movado brand strategy. In fiscal 2008, the Company reported adjusted diluted earnings per share of $1.71, which excluded a net realized tax benefit and an accrual for product returns recorded in the fourth quarter.

The Company’s management will host a conference call today, May 29th at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release and management believes they present information regarding the Company that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting net sales and gross margin excluding sales of excess discontinued product because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement the new Movado brand strategy, the ability of the new Movado brand strategy to improve the Company’s net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company’s ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,
	2008	2007

Net sales	$101,353	$101,363

Cost of sales	36,333	39,711

Gross profit	65,020	61,652

Selling, general and administrative expenses	63,407	58,880

Operating profit	1,613	2,772

Interest expense	(706)	(879)
Interest income	957	1,247

Income before income taxes and minority interests	1,864	3,140

Provision for income taxes	567	647
Minority interests	48	93

Net income	$1,249	$2,400

Net income per diluted share	$0.05	$0.09
Number of shares outstanding	26,565	27,175

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2008	2008	2007
ASSETS

Cash and cash equivalents	$127,475	$169,551	$101,769
Trade receivables, net	89,510	94,328	105,753
Inventories, net	231,402	205,129	212,106
Other current assets	51,417	50,317	39,510
Total current assets	499,804	519,325	459,138

Property, plant and equipment, net	71,115	68,513	58,297
Deferred income taxes	19,908	20,024	26,152
Other non-current assets	38,825	38,354	37,445
Total assets	$629,652	$646,216	$581,032

LIABILITIES AND EQUITY

Current portion of long-term debt	$10,000	$10,000	$5,000
Accounts payable	27,651	38,397	26,304
Accrued liabilities	44,698	42,770	39,946
Deferred and current taxes payable	7	8,526	2,039
Total current liabilities	82,356	99,693	73,289

Long-term debt	61,435	50,895	71,454
Deferred and non-current income taxes	7,078	6,363	33,086
Other liabilities	25,121	24,205	24,130
Minority interests	1,913	1,865	536
Shareholders' equity	451,749	463,195	378,537
Total liabilities and equity	$629,652	$646,216	$581,032